Exhibit 99.1

Spring Bank Pharmaceuticals, Inc. Appoints Scott Smith to its Board of Directors

Former Celgene President & COO Joins Spring Bank Board

HOPKINTON, Mass., August 16, 2018 (GLOBE NEWSWIRE) – Spring Bank Pharmaceuticals, Inc. (NASDAQ: SBPH), a clinical-stage biopharmaceutical company developing novel therapeutics for the treatment of viral infections, inflammatory diseases and certain cancers, today announced that it has added Scott Smith as an independent member of its Board of Directors to replace Jonathan Bates, who is stepping down from his role as a director after a long period of service to the company.

“We are excited that Scott has agreed to join the Spring Bank Board of Directors. His impressive career involving the development of successful biopharmaceutical franchises and his deep experience and expertise drawn from his establishment of the industry-leading Inflammation and Immunology business at Celgene will benefit Spring Bank as we continue to progress our novel immunomodulatory compounds in chronic hepatitis B and immune-oncology,” said Martin Driscoll, chairman and chief executive officer of Spring Bank Pharmaceuticals. Mr. Driscoll continued, “On behalf of the company, I want to thank Jonathan Bates for his more than 10 years of service to Spring Bank. We wish him well in his future endeavors.”

Mr. Smith most recently served as president and chief operating officer at Celgene Corporation. From 2010 through 2017, Mr. Smith served as an executive vice president and president of Inflammation & Immunology at Celgene. Under Mr. Smith’s leadership, the Inflammation & Immunology franchise at Celgene developed into a global business with more than a billion dollars in revenue. During his tenure as the president of Inflammation & Immunology at Celgene, Mr. Smith was directly involved in several major global business development transactions that transformed his organization. Prior to joining Celgene in 2008, Mr. Smith was a vice president & general manager and head of strategic marketing and business analysis at Biovail Pharmaceuticals, Inc. Mr. Smith is on the board of directors of Titan Pharmaceuticals and Triumvira Immunologics, Inc. He received his B.S. degree in Chemistry and Biology and his Honors B.S. degree in Toxicology and Pharmacology from the University of Western Ontario and his Master’s degree in International Management from the American Graduate School of International Management in Glendale, AZ.

About Spring Bank

Spring Bank Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of a novel class of therapeutics using its proprietary small molecule nucleic acid hybrid (SMNH) chemistry platform. SMNH compounds are small segments of nucleic acids that the company designs to selectively target and modulate the activity of specific proteins implicated in various disease states. The company is developing its most advanced SMNH product candidate, inarigivir, for the treatment of viral diseases, including hepatitis B virus (HBV) and other SMNH product candidates, including SB 11285, the company’s lead immunotherapeutic agent for the treatment of selected cancers through the activation of the STimulator of INterferon Genes, or STING, pathway.

Contacts

For investor inquires:

Spring Bank Pharmaceuticals, Inc.

Jonathan Freve

Chief Financial Officer

(508) 473-5993

jfreve@springbankpharm.com

LifeSci Advisors, LLC

Andrew McDonald, Ph.D.

(646) 597-6987

Andrew@lifesciadvisors.com

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